Exhibit 77Q(1)

                                    EXHIBITS

(a) Certificate of Amendment to the Declaration of Trust is incorporated by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A as filed on March 1, 2001.

(e)(1) Investment Management Agreement between the Trust, on behalf of the Funds, and ING Mutual Funds Management Co. LLC ("IMFC") is incorporated by reference to Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A as filed on November 6, 2000.

(e)(2) Sub-Advisory Agreement between IMFC and Furman Selz Capital Management is incorporated by reference to Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A as filed on November 6, 2000.

(e)(3) Sub-Advisory Agreement between IMFC and ING Investment Management LLC is incorporated by reference to Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A as filed on November 6, 2000.